UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2023

The RealReal, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38953	45-1234222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Francisco Street Suite 400

San Francisco, CA 94133

(Address of Principal Executive Offices, including Zip Code)

(855) 435-5893

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	REAL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2023, The RealReal, Inc. (the “Company”) announced the departure of Robert Julian, Chief Financial Officer, effective January 31, 2024. The Company and Mr. Julian have mutually agreed that he will continue to serve as the Company’s Chief Financial Officer until January 31, 2024 or, if earlier, the date a new Chief Financial Officer assumes the position at which time Mr. Julian will serve as an executive advisor to the Company. To assist with the transition of his role, Mr. Julian is expected to provide limited consulting services to the Company following his termination of employment until June 30, 2024. Mr. Julian’s departure is not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Julian’s termination will be treated as an involuntary termination without cause consistent with his existing severance and change in control agreement with the Company (the “Severance Agreement”), a form of which was filed with the United States Securities and Exchange Commission (the “SEC”) as Exhibit 10.28 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2021.

On September 28, 2023, Mr. Julian entered into a transition and separation agreement with the Company (the “Transition Agreement”). Under the Transition Agreement, Mr. Julian will continue to serve as an employee of the Company through, and his employment will automatically terminate on, the earlier of January 31, 2024 or the date on which Mr. Julian’s employment ends for any reason. While Mr. Julian is employed, he will continue to receive his current base salary of $475,000 per year, remain eligible to receive an annual bonus for the second half of the 2023 fiscal year (based on actual performance during the 2023 fiscal year) and continue to participate in the Company’s employee benefit plans, and his outstanding Company equity awards will continue to vest according to their terms. If Mr. Julian remains at the Company until January 31, 2024 or, if earlier, he is terminated by the Company without “cause” (as defined in the Transition Agreement), he is entitled to the separation benefits consistent with a termination without cause under the Severance Agreement, as further described under the heading “Compensation Tables – Potential Payments Upon Termination or a Change in Control” in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2023. Under the terms of the Transition Agreement, Mr. Julian will also execute a customary release agreement on termination, and acknowledges that he will remain subject to the restrictive covenants set forth in the Severance Agreement. The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by the full text of the Transition Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Mr. Julian has also entered into a consulting agreement with the Company, effective February 1, 2024 (the “Consulting Agreement”), to assist with the transition of the role of Chief Financial Officer following his termination. Under the Consulting Agreement, Mr. Julian will receive a monthly consulting fee of $5,000. Consistent with the terms of his equity award agreements, Mr. Julian’s outstanding equity awards will continue to vest during the consulting period. Mr. Julian will provide consulting serves until June 30, 2024 or until earlier terminated by either party in accordance with the terms of the Consulting Agreement. The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Consulting Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1+	Transition and Separation Agreement by and between The RealReal, Inc. and Robert Julian dated September 28, 2023

10.2+	Consulting Services Agreement by and between The RealReal, Inc. and Robert Julian dated September 28, 2023

99.1	Press Release dated September 29, 2023

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The RealReal, Inc.

Date: September 29, 2023	By:	/s/ Todd Suko
Todd Suko
Chief Legal Officer and Secretary

4